Exhibit 99.1

NASDAQ Panel Grants Vertro's Request for Continued Listing

NEW YORK, NY, Feb 17, 2010 (MARKETWIRE via COMTEX News Network) -- Vertro, Inc. (NASDAQ: VTRO) today announced that a NASDAQ Listing Qualifications Panel (the "Panel") has granted the Company's request to transfer the Company's listing to The NASDAQ Capital Market and continue the Company's listing on that market effective with the opening of trading on February 18, 2010. The Company's shares will continue to trade under the ticker VTRO.

The Panel's decision is subject to the condition that, among other things, the Company demonstrates compliance with all continued listing standards of The NASDAQ Capital Market on or before June 14, 2010. While there is no assurance the Company will be able to comply with the terms of the Panel decision, it is taking steps to meet the requirements for continued listing by June 14, 2010.

As previously announced, on December 15, 2009, NASDAQ notified the Company that it had not regained compliance with the minimum $15 million market value of publicly held shares requirement and that the Company's securities were subject to delisting unless the Company requested a hearing before a Panel. The Company timely requested a hearing and appeared before a Panel on January 20, 2010. On February 16, 2010, the Panel rendered its determination to continue the Company's listing.

www.vertro.com

About Vertro, Inc.

Vertro, Inc. (NASDAQ: VTRO) is a software and technology company that owns and operates the ALOT product portfolio. ALOT's products are designed to 'Make the Internet Easy' by enhancing the way consumers engage with content online. Through ALOT, Internet users can discover best-of-the-web third party content and display that content through customizable toolbar, homepage and desktop products. ALOT has millions of live users across its product portfolio. Together these users conduct high-volumes of type-in search queries, which are monetized through third-party search and content agreements.

Source: VTRO-G

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to develop and successfully market new products and services, and (3) the potential acceptance of new products in the market. Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q3 2009.